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EXHIBIT 99.1

PRESS RELEASE DATED MARCH 10, 2006

                     PRIMEDEX HEALTH SYSTEMS, INC. ANNOUNCES
                     THE FUNDING OF ITS PREVIOUSLY ANNOUNCED
                   $161 MILLION SENIOR SECURED CREDIT FACILITY

March 10, 2006, Los Angeles, California. Primedex Health Systems, Inc. (OTCBB:PMDX.OB) announced today that it had completed the issuance of a $161 million senior secured credit facility which it used to refinance substantially all of its existing indebtedness (except for $16.1 million of outstanding subordinated debentures and approximately $5 million of capital lease obligations).

The facility provides for a $15 million five-year revolving credit facility, an $86 million term loan due in five years and a $60 million second lien term loan due in six years. The loans are subject to acceleration on December 27, 2007, unless Primedex has made arrangements to discharge or extend its outstanding subordinated debentures by that date. The loans are essentially payable interest only monthly.

"The facility is a transforming financial transaction for our Company. The resulting capital structure greatly increases our liquidity, and will allow us to use significantly more of the cash that we generate to grow our business and capitalize on future business opportunities." said Mark Stolper, Chief Financial Officer of Primedex.

 "We are excited to have successfully refinanced our capital structure. This will allow us to capitalize on the growing opportunities that we see ahead of us in the diagnostic imaging industry. This is a dynamic time in our business. It was important for us to create a financing structure that affords us more flexibility to grow and optimally manage our business." said Howard Berger, M.D., Chief Executive Officer of Primedex. The $15 million revolving credit facility was substantially undrawn at closing. General Electric Capital Corporation was Lead Arranger and will be Administrative Agent for the credit facility.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the actions of the bankruptcy court, and other risks described from time to time in Primedex's SEC reports, including its report on Form 10-K for the year ended October 31, 2005.

Company Contact:

Mark D. Stolper
Chief Financial Officer
(310) 445-2928